Exhibit 99

News From

                                 HEALTHSOUTH
                               [GRAPHIC OMITTED]

                                                           FOR IMMEDIATE RELEASE
                                                                   June 14, 2004

            HEALTHSOUTH TO PROVIDE BUSINESS UPDATE ON JUNE 30, 2004

Birmingham, Alabama - HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced that it will hold a meeting for its investors in New York City on Wednesday, June 30th, at 4:00 p.m. Eastern Time, to review its business plan and to provide an update on the status of its current operations.

The meeting will be held in the One Madison Avenue (OMA) Auditorium of the Credit Suisse First Boston Headquarters located at One Madison Avenue, New York, NY. Individuals attending the meeting in person should use the Park Avenue South entrance at 24th Street and allow ample time for security procedures. Photo identification will be required.

Individuals will also be able to access the meeting via teleconference or a live Internet broadcast. To access the meeting by phone, please dial 888-469-2185 and enter pass code 3935568. International callers should dial 312-470-7051. A digital recording will be available, beginning approximately two hours after the completion of the meeting on June 30, 2004 through July 14, 2004. To access the recording, please dial 800-310-4919. International callers should dial 402-220-3847.

The Internet broadcast will be available at www.healthsouth.com by clicking on an available link. The webcast will be archived for replay purposes for two weeks after the live broadcast on the same website.

A copy of the slide presentation that HealthSouth plans to use during the meeting will be filed with the U.S. Securities and Exchange Commission and will also be posted on the Company's website at www.healthsouth.com.

About HealthSouth

HealthSouth is the nation's largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

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          For more information contact Andy Brimmer at 205-410-2777.